Announces $2 million Payment

On Cocina Properties

SANTIAGO, CHILE—(November 25, 2013) – Li3 Energy, Inc. (OTCBB: LIEG –News) (“Li3”, “Li3 Energy” or the “Company”), a US-listed and South America based global exploration company in the lithium and minerals sector, announced today that pursuant to its announcement of an MOU with a Chilean Investor made on November 5, 2013, Li3 has further advanced its strategic initiatives with a payment on the Cocina properties.

Li3 acquired the Cocina properties on April 16, 2013 for $7.3 million, including a $2 million payment at the acquisition date. The purchase price was subsequently reduced to $6.6 million. This acquisition gives Li3 the right to exploit the lithium in the Cocina section of the Salar de Maricunga. Currently, Chilean law prohibits the development of lithium mining concessions as lithium is considered a strategic mineral. Since the Cocina properties were constituted prior to the enactment of this Chilean law, Li3 has the right to exploit lithium in the properties.

The payment dates for the two remaining payments on the property, originally due on July 16, 2013 and October 16, 2013, were extended due to the difficult market conditions in the lithium mining space. Under the revised arrangement, Li3 made a $2mm payment on November 13, 2013 and the parties agreed that the final payment of $2.6mm will be paid no later than March 31, 2014. The Chilean Investor and Li3 have guaranteed this final payment, subject to the closing of the investment by the Chilean Investor, as set forth in our press release dated November 5, 2013.

Luis Saenz, CEO of Li3 commented: "We are pleased to announce the recent payment and new payment terms for the Cocina properties. The CEOL (Special Lithium Operation Contract) process for lithium exploitation in Chile, that took place last year, had an adverse impact on Li3 and its original properties. Acquiring the Cocina properties, which are not subject to the existing legislation and hence can exploit lithium, has always been a key objective for Li3.   With the support and confidence of the Chilean Investor, we have been able to make an advance payment on these properties and together, commit to a final payment in short order. This was well received by the previous Cocina owners and resulted in new favorable payment terms."

Patrick Cussen, Chairman of Li3 commented "The MOU announced earlier this month was already an achievement in these difficult markets. That, and the payment towards the Cocina properties, is a testament to the commitment of Li3 and the Chilean Investor towards working together to advance the Maricunga project in line with Li3’s strategic plan."

Li3 has an exploration program already permitted and will start work on these in January 2014. We expect these works will build the base for producing an advanced Feasibility Study as well as providing information towards the application for an EIA for commercial production at Maricunga.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector.  Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas.  With its controlling interest in its Maricunga Project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report and the Cocina acquisition, Li3’s goals are to: a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions.  The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us.  Actual results may differ materially from those expressed herein due to many factors, including, without limitation: obtaining the necessary funding required in the short term to satisfy scheduled payments for its Cocina properties as well as funding the Company’s on-going operations; validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results;  the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices.  For further information about the risks faced by the Company, see the “Risk Factors” section of the Company’s Form 10-K, filed with the SEC on October 9, 2013. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

Communications Contact:

KCSA Strategic Communications

Julie Silber

Senior Vice President, Investor Relations

212-896-1225

jsilber@kcsa.com